Exhibit 99.1
One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States
FOR IMMEDIATE RELEASE
February 27, 2013

Tellabs and Third Avenue reach agreement to nominate

Alex Mashinsky for election to Tellabs Board of Directors

Naperville, Ill. — Under an agreement with its largest stockholder, Third Avenue Management, Tellabs will support the nomination of Alex Mashinsky to the Tellabs Board of Directors at the Company’s 2013 Annual Meeting of Stockholders. Tellabs will hold its 2013 Annual Meeting of Stockholders on May 1, 2013 at 2 p.m. Central Daylight Time at Northern Illinois University, 1120 East Diehl Road, Naperville, Ill.

Mr. Mashinsky is a seasoned founder and executive of telecom and Internet companies. His experience in the technology industry includes innovating hardware and software ideas, and he founded successful businesses based on these technologies. He has founded 7 companies and holds more than 50 technology patents. He is founder and managing director of Governing Dynamics, an early stage investment and development company that originated companies such as GroundLink, Transit Wireless, Inc., Elematics Inc. and Arbinet.

Under the agreement, Mr. Mashinsky would be elected as a Class III director with a term expiring at the 2016 Annual Meeting. Tellabs also agreed, subject to any limitations in its corporate documents, to amend its bylaws prior to the 2014 Annual Meeting to limit the size of the Board to a maximum of 10 directors.

“We’re pleased to add Alex Mashinsky, a director with strong entrepreneurial and technological expertise, to Tellabs Board of Directors as we define our next phase of innovation and growth,” said Dan Kelly, CEO and president of Tellabs. “Tellabs board and executive team look forward to working together to deliver long-term value to stockholders.”

About Tellabs — Tellabs innovations advance the smart mobile Internet and help our customers succeed. That’s why 80% of the world’s top communications service providers choose our mobile backhaul, packet optical, business and services solutions and applications. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300® Patent Index, the S&P MidCap 400 Index and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes.

http://www.tellabs.com

TELLABS MEDIA CONTACTS:

North and Latin America	George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com
Asia Pacific	Yvonne Cheong, +65.6215.6334, yvonne.cheong@tellabs.com

Investor Contact: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

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